SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 4, 2007

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

1700 Perimeter Park Drive, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 4, 2007, Salix Pharmaceuticals, Ltd. entered into a Co-Promotion Agreement with Eisai Inc. for Eisai to act as Salix’s exclusive co-promoter of Colazal® 750 milligram capsules in the United States and its territories. The agreement also provides for the co-promotion, on all of the same terms and subject to all of the same conditions as for Colazal, of balsalazide 1100 milligram tablets, if the tablets are approved by the U.S. Food and Drug Administration, or FDA. Salix will continue to promote Colazal in the United States through its own sales force. Under the agreement, Salix also granted Eisai the right of first refusal, which Eisai must exercise within a limited period of time, to co-promote granulated mesalamine in the United States and its territories should Salix decide to pursue co-promotion of that product.

Eisai’s co-promotion is expected to begin during October 2007. Eisai will develop a strategy for its co-promotional efforts on which Salix will be able to provide input through a steering committee to be established by the two companies. Pursuant to the terms of the agreement, for a period of time after the beginning of its co-promotion activities, Eisai must have a minimum number of sales representatives who will make presentations on Colazal to its targeted healthcare audience. For the duration of the agreement, Salix must maintain a minimum sales force that must make a minimum annual number of presentations to its targeted healthcare audience. Salix will spend specified annual amounts on advertising, marketing and promotion of Colazal in the United States. Salix retains exclusive responsibility for all marketing materials. Salix will provide Eisai with established minimum annual amounts of marketing materials and samples, beyond which Eisai may purchase established minimum amounts of additional supplies from Salix at cost.

For its services, Salix shall pay Eisai on a quarterly basis a percentage of the profit per prescription, above an established baseline of prescriptions. The baseline will be further adjusted if Salix fails to meet its minimum physician presentation and advertising expenditure requirements, and subject to further adjustment if Eisai is not promoting granulated mesalamine after it is first sold in the United States and other conditions are met.

The agreement will continue for a period of four years from October 1, 2007, after which it will automatically renew for consecutive one year periods. Either party may terminate for the other’s bankruptcy or insolvency, its material breach of the agreement that remains uncured for longer than a designated period, or if in any quarter total prescriptions for Colazal in the United States are less than a designated percentage of the established baseline. Eisai may terminate, without cause, at any time after September 30, 2008 and also may terminate if a specified Salix regulatory milestone is not met. Salix may terminate the agreement, without cause, at any time after September 30, 2008, unless total prescriptions exceed by a certain percentage the established baseline, in which event Salix may not terminate prior to dates subsequent to September 30, 2008. The agreement also will automatically terminate if the FDA takes any action that prohibits the sale of Colazal in the United States. If Eisai terminates for Salix’s breach or bankruptcy, or if Salix terminates without cause (as described above), or if either Salix or Eisai terminates because total prescriptions for Colazal in the United States are less than a certain percentage of the

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established baseline after Salix or an affiliate has begun selling granulated mesalamine in the United States, then for a designated period after the termination Salix will pay Eisai a percentage of the average of the amounts that would have been due Eisai for each of the previous quarters under the agreement had it not been terminated.

If during the term of the agreement, a generic version of Colazal is sold in the United States, Salix and Eisai will negotiate in good faith to modify the agreement to address the introduction of the generic product. If Salix and Eisai cannot agree on a modification, either of them may terminate the agreement.

During the term of the agreement and for a designated period thereafter, neither Salix nor Eisai will actively recruit or solicit any member of the other’s sales force or any other staff engaged in the marketing or promotion of Colazal. During the term of the agreement and for a designated period thereafter, Eisai will not promote or assist any other party in the promotion of any 5-ASA products that compete with Colazal.

Salix does not have any material relationship with Eisai or its affiliates other than the agreement.

A copy of the press release announcing the agreement is attached to this current report on Form 8-K as exhibit 99.1. A copy of the agreement will be filed as an exhibit to Salix’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2007.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated September 4, 2007 announcing the Co-Promotion Agreement between Salix Pharmaceuticals, Ltd. and Eisai Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.

Date: September 7, 2007
/s/ Adam C. Derbyshire
Adam C. Derbyshire
Senior Vice President and Chief Financial Officer

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